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                                                                    EXHIBIT 99.1


                    SIMULATIONS PLUS SUBSIDIARY RESTRUCTURED

              ACTIONS EXPECTED TO RETURN DIVISION TO PROFITABILITY

LANCASTER, CA, JULY 2, 2004 - Simulations Plus, Inc. (AMEX: SLP), the leading provider of ADME absorption simulation and neural net structure-to-property prediction software for pharmaceutical discovery and development, today announced that it has restructured its Words+ subsidiary.

         Jeffrey A. Dahlen, president of Words+, Inc., announced, "Today we have taken the difficult but necessary steps to reduce expenses for Words+ to a point that we believe will ensure profitable results for the current quarter. In addition to the reduction in workforce that was completed today, we will also be instituting a number of other changes to increase our operating efficiency and to maximize dealer effectiveness."

         Momoko Beran, chief financial officer for Simulations Plus, added, "We expect the actions taken today to result in a savings approaching $100,000 for the current quarter. This comes from a combination of a workforce reduction of over 30% and savings in other areas that we have identified."

ABOUT SIMULATIONS PLUS, INC.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. The Company has two other businesses, Words+, Inc. and FutureLab(TM), which are based on its proprietary software technologies. For more information, visit our Web site at www.simulations-plus.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of the Company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: the actual savings realized from the actions described above, the level of sales Words+ is able to sustain in a highly competitive market, the ability of the Company to book revenues and earnings as it expects for the current quarter, the ability of the Company to maintain its competitive advantage, the general economics of the pharmaceutical industry, the ability of the Company to continue to attract and retain sufficient scientific and technical staff to sustain its R&D and customer support functions, and a sustainable market. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission.

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